Exhibit 5.2

[LETTERHEAD OF McINNES COOPER]

Summit Place
1601 Lower Water Street
Our File: FS-1858	Post Office Box 730
February 3, 2005	Halifax, Nova Scotia
Canada B3J 2V1
T. 902 425 6500
F. 902 425 6350
www.mcinnescooper.com

Secunda International Limited

One Canal Street

Dartmouth, NS B2Y 2W1

Dear Sirs/Mesdames:

Re:	Exchange of US $125,000,000 Senior Secured Floating Rate Notes

Due 2012 by Secunda International Limited

We have acted as Nova Scotia counsel to Secunda International Limited (the “Company”) in connection with the proposed issue by the Company of US $125,000,000 principal amount of Senior Secured Floating Rate Notes due 2012 (the “Exchange Notes”). The Exchange Notes will be issued in exchange for a like principal amount of the Company’s outstanding Senior Secured Floating Rate Notes due 2012 (the “Original Notes”) pursuant to an Indenture dated as of August 26, 2004 between the Company, certain subsidiary guarantors, including 3013563 Nova Scotia Limited, Secunda Marine International Incorporated, Secunda Marine Services Limited, Navis Shipping Incorporated, Secunda Atlantic Incorporated, Secunda Marine Atlantic Limited and Offshore Logistics Incorporated (collectively, the “Nova Scotia Obligors”) and Wells Fargo Bank, National Association, as trustee. Payment of the Exchange Notes is to be guaranteed by the Nova Scotia Obligors pursuant to Article 13 of the Indenture and evidenced by a notation of guarantee attached to the Exchange Notes. We understand that the Original Notes were not offered in the Province of Nova Scotia.

Documentation

As Nova Scotia counsel to the Company, we have reviewed copies of the form of Exchange Notes, the Indenture and the form of notation of subsidiary guarantee to be executed by the Nova Scotia Obligors (collectively, the “Documents”).

MCINNES COOPER	Page 2
FS-1858
February 3, 2005

Jurisdiction and Scope of Opinion

We are solicitors qualified to practice law in the Province of Nova Scotia and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

Scope of Examinations

In connection with the opinions expressed in this letter, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

In addition to our examination of the Documents as described above, we have examined originals or photostatic copies certified or otherwise identified to our satisfaction, of the following:

(a)	Certificates of Status (collectively, the “Certificates of Status”) pertaining to the Company and each of the Nova Scotia Obligors issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia dated January 31, 2005, which we assume continue to be accurate as of the date hereof;

(b)	the Memorandum of Association, Articles of Association, records of corporate proceedings, written resolutions and registers of the Company and each of the Nova Scotia Obligors contained in the minute book of the Company and each of the Nova Scotia Obligors, respectively;

(c)	resolutions of the directors of the Company and each of the Nova Scotia Obligors, each dated August 17, 2004, authorizing the execution and delivery by the Company and the Nova Scotia Obligors of each of the Documents to which they are a party, respectively; and

(d)	a Certificate of an Officer of the Company and of each of the Nova Scotia Obligors dated the date hereof (collectively, the “Officers’ Certificates”).

Assumptions, Qualifications and Reliances

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing the opinions in paragraph 1 below, we have relied solely upon the Certificates of Status.

MCINNES COOPER	Page 3
FS-1858
February 3, 2005

For the purposes of the opinions expressed in this letter, we have assumed that all facts set forth in all certificates supplied, or otherwise conveyed to us, by public officials and in the Officers’ Certificates are true.

Opinions

On the basis of the foregoing, we are of the opinion that:

1.	The Company and each of the Nova Scotia Obligors is duly incorporated and existing under the laws of the Province of Nova Scotia.

2.	The execution and delivery by the Company, and the performance by the Company of its obligations under, the Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company.

3.	The execution and delivery by each of the Nova Scotia Obligors, and the performance by each of them of their respective obligations under the guarantee to be endorsed by them on the notation of guarantee attached to the Exchange Notes as contemplated by the Indenture, have been duly authorized by all necessary corporate action on the part of each of the Nova Scotia Obligors.

Vinson & Elkins L.L.P. may rely on the opinion in this letter in delivering an opinion in connection with the issue of the Exchange Notes. We consent to the filing of this opinion with the registration statement of the Company and the Nova Scotia Obligors with the United States Securities and Exchange Commission under SEC File No. 333- and the inclusion of our name under the caption “Legal Matters” in any prospectus included therein.

Yours truly,

/s/ McInnes Cooper